EXHIBIT 3

                            JOINT FILING AGREEMENT

               This will confirm the agreement by and between the undersigned that the Statement on Schedule 13D (the "Statement") filed on or about this date with respect to the beneficial ownership by the undersigned of shares of common stock, $1.00 par value, of Cal Fed Bancorp Inc., a Delaware corporation, is being filed on behalf of the undersigned.

               Each of the undersigned hereby acknowledges that pursuant to Rule 13d-1(f) promulgated under the Securities Exchange Act of 1934, as amended, that each person on whose behalf the Statement is filed is responsible for the timely filing of such statement and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; and that such person is not responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

               This Agreement may be executed in one or more counterparts by each of the undersigned, and each of which, taken together, shall constitute one and the same instrument.

          Date: August 6, 1996

                                   FIRST NATIONWIDE HOLDINGS INC.

                                   By:  /s/ Glenn P. Dickes
                                        Glenn P. Dickes
                                        Vice President

                                   MAFCO HOLDINGS INC.

                                   By:  /s/ Glenn P. Dickes
                                        Glenn P. Dickes
                                        Senior Vice President